Exhibit 99.1

For immediate release	July 28, 2014

Crown Crafts Enters Into Agreement to Acquire

Kidsline® and CoCaLo® Brand Names

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) announced today that it has entered into an agreement to acquire, through its wholly owned subsidiary, Crown Crafts Infant Products, Inc., the Kidsline® and CoCaLo® brand names from subsidiaries of Kid Brands, Inc. for a cash purchase price of $1.35 million. Consummation of the transaction is subject to the approval of the United States Bankruptcy Court for the District of New Jersey as part of Chapter 11 bankruptcy proceedings initiated by Kid Brands, Inc. If approval is received, Crown Crafts will acquire only the rights to use the brand names and associated trademarks and rights, and no physical assets will be included in the acquisition.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Contact:

Olivia Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com